INVISION CAPITAL, INC.
#205 – 1480 Gulf Road
Point Roberts, WA 98281
United States of America
TELEPHONE: (360) 305-5696
OTC BB: IVCA

April 26, 2006

FOR IMMEDIATE DISEMINATION

INVISION TO ACQUIRE EDI EXPLORATION DRILLING INTERNATIONAL GMBH

Vancouver, British Columbia, Canada – April 26, 2006 – Invision Capital, Inc. (OTCBB: IVCA) (the "Company") announced today that, on April 21, 2006, it entered into an agreement to purchase a 100% interest in EDI Exploration Drilling International GmbH (“EDI”). EDI, based in Germany, sells, deploys and maintains tools for well analysis used during the drilling process.

Under the terms of the agreement, the Company agreed to issue 50,000,000 shares of its common stock to EDI ’s sole shareholder, EDI Exploration Drilling International Holding GmbH (“EDI Holding”) in exchange for a 100% ownership interest in EDI. In addition, Frank Rigney, formerly the sole executive officer and director of the Company, and currently one of its principal stockholders, agreed to transfer 20,000,000 shares of the Company’s common stock to EDI Holding at an aggregate price of $10,000. It was agreed that, upon closing, Rainer Rotthaeuser would be appointed as a director of the Company and as the Chief Executive Officer and President of the Company, and Guenter Thiemann would be appointed as the Chief Financial Officer and Treasurer of the Company. Mr. Rotthaeuser and Mr. Thiemann are currently the managing directors of EDI and EDI Holding. John Boschert, will continue to act as the Company’s Secretary, and is expected to remain on the Board of Directors on a temporary basis.

The acquisition of EDI was completed on April 26, 2006, in Germany.

This Press Release may contain, in addition, to historical information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular, EDI is a development stage company and there are no assurances that either EDI or the Company will be able to successfully develop its business or be able to generate significant revenues.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.

INVISION CAPITAL, INC.

/s/ John Boschert

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John Boschert
Secretary